Exhibit 5.1

August 10, 2007

NeoMagic Corporation

3250 Jay Street

Santa Clara, CA 95054

Re:	REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about August 10, 2007 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of an additional 500,000 shares of your Common Stock, par value $0.001 per share, reserved for issuance under the 2003 Stock Plan and 100,000 shares of your Common Stock reserved for issuance under the 2006 Employee Stock Purchase Plan. The aggregate 600,000 shares of Common Stock is referred to as the “Shares” and the two plans are referred to collectively as the “Plans.” As counsel for NeoMagic Corporation, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares pursuant to the Plans.

It is our opinion that, when issued and sold in accordance with the provisions of the applicable Plan and pursuant to the respective agreements that accompany each grant under the applicable Plan, the Shares will be legally and validly issued, fully-paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendment thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati